Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces 2012 Earnings (Unaudited)

Highlights for Q4 2012 included the following:

·	Net income of $3.8 million, or $0.32 per fully diluted share
·	Net Interest Margin of 4.88%
·	Return on Average Equity of 14.07%
·	Return on Average Assets of 1.42%
·	Gross Loans Increase $121.4 Million, or 56% Annualized
·	Nonperforming Assets Decline to 0.38% of Total Assets
·	Fully Diluted Book Value at $9.75 per share

Irvine, Calif., January 23, 2013 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), reported net income for the fourth quarter of 2012 of $3.8 million or $0.32 per share on a diluted basis, up from $2.6 million or $0.24 per share on a diluted basis for the fourth quarter of 2011.  For the fourth quarter of 2012, our return on average assets was 1.42% and return on average equity was 14.07%, up from a return on average assets of 1.08% and a return on average equity of 11.98% for the same comparable period of 2011.

For the full year 2012, the Company reported net income of $15.8 million or $1.44 per share on a diluted basis, up from $10.6 million or $0.99 per share on a diluted basis for 2011.  For 2012, our return on average assets was 1.52% and return on average equity was 16.34%, up from a return on average assets of 1.12% and a return on average equity of 12.91% for 2011.

Steven R. Gardner, President and Chief Executive Officer, commented on the results, “We completed 2012 with another strong quarter of balance sheet growth and higher profitability.  Our loan growth during the fourth quarter was driven by strong growth in warehouse lending, commercial and industrial business loans and commercial real estate lending. Our SBA group is beginning to show positive trends as they ended the year with a pipeline of $17.7 million, while our entire loan pipeline at year end was $84 million. Much of our loan production occurred late in the fourth quarter and thus the average balance outstanding of our loan portfolio grew 16% on an annualized basis quarter over quarter. We supplemented our organic loan production through the purchase of a $34 million residential and $4 million CRE loan portfolio during the current quarter.”

“We started the process of preparing our balance sheet for the closing of our pending merger with First Associations Bank (FAB), which is expected to occur in the first quarter of 2013, subject to receipt of approval by FAB’s shareholders.  This process allowed us to further improve the deposit base by running off higher cost CD's, increasing transaction accounts and dropping our cost of deposits to 0.51%, a 13 basis point decrease from the end of the third quarter of 2012. We funded the growth in our loan portfolio with short term FHLB advances and proceeds from the sale of investment securities.  Subject to the closing of the FAB merger, we will replace these funding sources with FAB’s low-cost deposit base, which will reduce our loan-to-deposit ratio, positively impact our cost of funds and continue the enhancement of our franchise.”

“We ended 2012 with excellent asset quality.  Since the end of the second quarter of 2012, nonperforming assets have declined 75%, resulting in nonaccrual loans to total loans of 0.22%, delinquent loans to gross loans of 0.09% and nonperforming assets to total assets of 0.38% as of December 31, 2012.  As we did with our previous acquisition, by year end we were able to quickly reduce the amount of delinquent loans and OREO we acquired in the second quarter of 2012 from our FDIC-assisted acquisition of Palm Desert National Bank.  As a result of our multipronged approach to managing problem assets, we continue to experience very low credit costs.”

“Looking ahead to 2013, we are very excited about the catalysts in place that we believe will drive further increases in our earnings power:  1) We are adding experienced relationship managers that will enable us to continue taking market share and increase business banking relationships; 2) We have expanded our commitment levels with a number of mortgage bankers, which should result in further growth in our warehouse lending business; 3) We are expanding our ability to serve homeowners associations nationwide, which will become an important niche market for us after the merger with FAB is closed; 4) We are steadily increasing our production of SBA loans, which should generate higher levels of noninterest income for us going forward; and 5) We expect to see a positive impact on our net interest margin as we fully integrate FAB’s low-cost deposit base and expand its deposit platform.”

“We believe we have all the elements in place to deliver another successful year in 2013.  We have excellent momentum in our organic business development efforts, and following our recent stock offering, we have a strong capital position that will enable us to pursue attractive acquisition opportunities.  We look forward to executing on our growth strategy and creating additional value for both new and existing shareholders,” concluded Mr. Gardner.

Net Interest Income

Net interest income totaled $12.6 million in the fourth quarter of 2012, up $1.7 million or 15.2% compared to the fourth quarter of 2011.  The increase in net interest income reflected an increase in average interest-earning assets of $128.0 million in the current quarter to total $1.0 billion and a higher net interest margin of 4.88% in the current quarter, compared with 4.84% in the fourth quarter of 2011.  The increase in average interest-earning assets for the period was primarily due to an increase in loans, which were up $144.7 million on average primarily associated with organic loan growth, purchases and to a lesser extent from our Palm Desert National Bank acquisition from the FDIC, which at the time of acquisition added $65.3 million in interest-earning assets at a weighted average rate of 5.61%.  The increase in the current quarter net interest margin of 4 basis points primarily reflected a decrease in the cost of deposits of 37 basis points, partially offset by the decrease in our interest-earning asset yield of 33 basis points.  The decline in our interest-earning asset yield was primarily from a lower yield on loans of 64 basis points, partially offset by an improved mix of higher yielding loans within interest-earning assets.  The reduction in deposit costs is primarily associated with our acquisition of Palm Desert National Bank, which added $80.9 million in deposits at a weighted average cost of 42 basis points as of the closing of the transaction, excluding the runoff of $34.1 million in wholesale certificates of deposit in the month subsequent to the acquisition.

Compared to the third quarter of 2012, net interest income for the fourth quarter of 2012 increased $767,000 or 6.5%.  The increase in net interest income reflected a 27 basis point increase in net interest margin and higher average interest-earning assets of $5.7 million.  The increase in the net interest margin is primarily attributable to the following factors: 1) an increase in interest-earning assets of 18 basis points primarily from an improved mix of higher yielding loans along with the collection of back interest on a loan payoff of $143,000 or 6 basis points when annualized and 2) lower deposit costs of 11 basis points from a decrease in average certificates of deposit of $47.8 million. Additionally, noninterest bearing deposits on average increased $52.7 million during the fourth quarter of 2012 as we eliminated nominal interest paid on approximately $60.7 million of transaction accounts towards the end of previous quarter and moved them into noninterest bearing accounts.  This change lowered our deposit costs by approximately one basis point.

For 2012, our net interest income totaled $45.8 million, up $5.2 million or 12.7% from 2011.  The increase in net interest income was associated with higher interest-earning assets, which grew by $98.9 million to $991.9 million, and a higher net interest margin which increased by 7 basis points to 4.62%.  The increase in average interest-earning assets primarily related to newly originated loans, purchased loans and loans acquired in the Palm Desert National acquisition.  The increase in net interest margin was predominantly impacted by a decrease in our deposit and borrowing costs of 36 basis points that more than offset the decrease in our interest-earning asset yield of 28 basis points.

Provision for Loan Losses

We recorded a $606,000 provision for loan losses during the fourth quarter of 2012, compared with $527,000 recorded in the fourth quarter of 2011.  Improved credit quality metrics and the recent charge-off history within our loan portfolio were significant factors in estimating the adequacy of our allowance for loan losses, which was balanced against the loan growth we experienced during the fourth quarter of 2012.  Net loan charge-offs amounted to $270,000 in the fourth quarter of 2012, down $257,000 from $527,000 experienced during the fourth quarter of 2011.

For 2012, we recorded a provision for loan losses of $751,000 and net loan charge-offs of $1.3 million.  This compares with a provision for loan losses of $3.3 million and net charge-offs of $3.6 million for 2011.

Noninterest income

Our noninterest income amounted to $3.2 million in the fourth quarter of 2012, up $2.9 million compared to the fourth quarter of 2011.  The increase was primarily related to the following three areas: 1) net gains of $659,000 from the sale of $1.8 million of loans in the fourth quarter of 2012, compared to losses of $1.2 million on the sale of loans in the fourth quarter of 2011; 2) higher gains by $658,000 from the sale of investment securities available for sale; and 3) higher other income by $528,000, primarily from the sale of our corporate offices and associated fixed assets for a net gain of $597,000.

Compared to the third quarter of 2012, noninterest income for the fourth quarter of 2012 increased $1.3 million or 67.2%.  The increase was primarily attributable to a favorable change in net gain (loss) from sales of loans of $700,000, which included $456,000 from the sale of $4.8 million of SBA loans in the fourth quarter, and other income of $427,000 primarily related to the sale of our corporate offices and associated fixed assets for a net gain of $597,000, partially offset by $105,000 of income associated with the resolution of acquired loans in the previous quarter.

For 2012, our noninterest income totaled $12.6 million, compared with $6.5 million for 2011.  The increase of $6.1 million or 93.0% in 2012 was primarily due to a favorable change in net gain (loss) from sale of loans of $4.2 million, a larger bargain purchase pre-tax gain on acquisitions from the FDIC of $1.2 million and an improvement in other-than-temporary impairment loss on investment securities of $458,000.

Noninterest Expense

Noninterest expense totaled $9.0 million for the fourth quarter of 2012, up $2.4 million or 35.7% from the fourth quarter of 2011.  The increase primarily related to increases in compensation and benefits costs of $1.3 million, legal and audit expense of $463,000, premises and occupancy costs of $228,000, other expense of $225,000 and data processing and communications costs of $216,000.  The increase in compensation and benefits costs are attributable to an increased employee count from the Palm Desert National acquisition and added employees in lending production and loan operations to increase our production of SBA loans and warehouse facility loans.  Within the increase in the legal and audit expense was $404,000 associated with the pending acquisition of FAB.

Compared to the third quarter of 2012, noninterest expense for the fourth quarter of 2012 increased $946,000 or 11.8%.  The increase was primarily attributable to a $428,000 increase in expenses related to other real estate owned (“OREO”) operations, which included $440,000 in losses on sales of OREO properties that were acquired in connection with the previous FDIC-assisted acquisitions, other expense of $263,000, and legal and audit expense of $150,000 primarily associated with the pending acquisition of FAB.

For 2012, noninterest expense totaled $31.9 million, up $5.0 million or 18.4% from 2011.  The increase was primarily related to a $3.1 million increase in compensation and benefits costs as a result of increased head count and termination costs from the Palm Desert National acquisition and an expansion of our lending area to increase loan production; an increase in data processing and communication costs of $947,000, primarily from running two core systems and system conversion costs associated with the Palm Desert National acquisition; an increase in legal and audit costs of $696,000; and an increase in premises and occupancy costs of $569,000, partially offset by a decrease in marketing expense of $429,000.  Of the total noninterest expense recorded during 2012, there were one-time costs of $500,000 relating to the Palm Desert National acquisition and legal and audit expense of $404,000 relating to the pending acquisition of FAB.

Assets and Liabilities

At December 31, 2012, assets totaled $1.2 billion, up $212.7 million or 22.1% from December 31, 2011.  During the fourth quarter of 2012, assets increased $84.5 million or 7.8%, primarily due to an increase in loans held for investment of $122.8 million, partially offset by a decrease in investment securities available for sale of $30.2 million, OREO of $3.3 million and other assets of $2.6 million.

Investment securities available for sale totaled $84.1 million at December 31, 2012, down $31.6 million or 27.3% from December 31, 2011.  During the fourth quarter of 2012, investment securities decreased by $30.2 million and included sales of $26.5 million and principal payments of $3.0 million.

Net loans held for investment totaled $974.2 million at December 31, 2012, an increase of $244.1 million or 33.4% from December 31, 2011.  During the fourth quarter of 2012, net loans held for investment increased $122.5 million or 14.4%.  The fourth quarter of 2012 included loan originations of $122.9 million, of which $73.9 million related to our warehouse repurchase facility loans, loan purchases of $38.2 million and a decrease in undisbursed loan funds of $23.5 million, partially offset by loan repayments of $49.8 million and loan sales of $13.8 million.  During the fourth quarter of 2012, our commitments on our warehouse repurchase facility loans increased $78.3 million to total $245.8 million.  Additionally, we experienced an increase in our utilization rates for these loans from 66.9% at the beginning of the fourth quarter of 2012 to 80.9% at the end of the fourth quarter 2012.  Most of our loan growth occurred late in the fourth quarter of 2012 which increased average loans by $33.7 million or 4.0%.  At December 31, 2012, the loan to deposit ratio was 109.0%, up from 89.1% at December 31, 2011 and 96.5% at September 30, 2012.

Deposits totaled $904.8 million at December 31, 2012, up $75.9 million or 9.2% from December 31, 2011.  The increase from year-end 2011 is predominately related to the acquisition of Palm Desert National Bank.  During the fourth quarter of 2012, deposits increased $8.9 million or 1.0% due primarily to increases in interest-bearing transaction accounts of $63.4 million and noninterest-bearing accounts of $2.2 million, partially offset by a decrease in retail certificates of deposit of $56.8 million.  At December 31, 2011, we had no brokered deposits.  The total end of period cost of deposits at December 31, 2012 decreased to 0.51%, from 0.89% at December 31, 2011 and from 0.64% at September 30, 2012.

At December 31, 2012, total borrowings amounted to $125.8 million, up $87.0 million or 224.2% from December 31, 2011 and up $40.0 million or 46.6% from September 30, 2012.  The increase for the full year 2012 and the fourth quarter of 2012 related wholly to FHLB overnight advances taken out primarily to fund our loan growth.  Total borrowings at December 31, 2012 represented 10.7% of total assets and had a weighted average cost of 1.19%, compared with 4.0% of total assets and at a weighted average cost of 3.23% at December 31, 2011 and 7.9% of total assets at a weighted average cost of 1.64% at September 30, 2012.

Asset Quality

At December 31, 2012, nonperforming assets totaled $4.5 million or 0.38% of total assets, down from $7.3 million or 0.76% of total assets at December 31, 2011 and down from $11.8 million or 1.08% of total assets at September 30, 2012.  During the fourth quarter of 2012, nonperforming loans decreased $4.1 million to total $2.2 million and OREO decreased $3.3 million to total $2.3 million.  The decline in nonperforming loans and OREO was primarily due to sales that exceeded any additions to such categories.  At December 31, 2012, OREO consisted of four land properties.

Our allowance for loan losses at December 31, 2012 was $8.0 million, down from $8.5 million at December 31, 2011, but up from $7.7 million at September 30, 2012.  The allowance for loan losses as a percent of nonaccrual loans was 362.4% at December 31, 2012, up from 139.9% at December 31, 2011 and 121.9% at September 30, 2012.  The increase in allowance for loan losses as a percent of nonaccrual loans at December 31, 2012, compared to December 31, 2011 and September 30, 2012 was primarily due to the decrease in nonaccrual loans.  At December 31, 2012, the ratio of allowance for loan losses to total gross loans was 0.81%, down from 1.2% at December 31, 2011 and 0.89% at September 30, 2012.

Capital Ratios

On December 11, 2012, the Company completed an underwritten public offering of 3,300,000 shares of its common stock at a public offering price of $10.00 per share, and on January 9, 2013, the Company issued an additional 495,000 shares of its common stock at a public offering price of $10.00 per share in connection with the underwriters’ exercise of the over-allotment option granted to them as part of the offering. The net proceeds from the offering, including the underwriters’ exercise of the over-allotment option, after deducting underwriting discounts and commissions and estimated offering expenses were approximately $35.6 million.  During December of 2012, the Company injected $25.0 million of the proceeds from the offering into the Bank, which enhanced the Bank’s regulatory capital ratios.

At December 31, 2012, our ratio of tangible common equity to total assets was 11.26%, with a basic book value per share of $9.85 and diluted book value per share of $9.75.

At December 31, 2012, the Bank exceeded all regulatory capital requirements with a ratio for tier 1 leverage capital of 12.07%, tier 1 risked-based capital of 12.99% and total risk-based capital of 13.79%.  These capital ratios exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage capital, 6.00% for tier 1 risked-based capital and 10.00%, for total risk-based capital.  At December 31, 2012, the Company had a ratio for tier 1 leverage capital of 12.72%, tier 1 risked-based capital of 13.61% and total risk-based capital of 14.41%.

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on January 23, 2013 to discuss its financial results.  Analysts and investors may participate in the question-and-answer session.  The conference call will be webcast live on the Investor Relations section of the Company’s website www.ppbi.com and an archived version of the webcast will be available in the same location shortly after the live call has ended.  The conference call can be accessed by telephone at (866) 225-8754, conference ID 4591658.  Additionally a telephone replay will be made available through January 30, 2013 at (800) 406-7325, conference ID 4591658.

Annual Meeting of Shareholders

Pacific Premier Bancorp, Inc. will hold its annual meeting on Wednesday May 29, 2013 at 9 a.m. PST at its corporate headquarters in Irvine, California. The record date for shareholders to vote their proxy for the annual meeting will be April 1, 2013.

The Company owns all of the capital stock of the Bank.  The Bank provides business and consumer banking products to its customers through our ten full-service depository branches in Southern California located in the cities of Huntington Beach, Irvine, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, San Bernardino and Seal Beach.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from its acquisitions such as First Associations Bank; changes in the level of the Company’s nonperforming assets and charge-offs; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing.  Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2011 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
President/CEO
714.431.4000

Kent J. Smith
Executive Vice President/CFO
714.431.4000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except share data)

ASSETS	December 31, 2012	September 30, 2012	December 31, 2011
	(Unaudited)	(Unaudited)	(Audited)
Cash and due from banks	$59,325	$58,216	$60,207
Federal funds sold	27	27	28
Cash and cash equivalents	59,352	58,243	60,235
Investment securities available for sale	84,066	114,250	115,645
FHLB stock/Federal Reserve Bank stock, at cost	11,247	12,191	12,475
Loans held for sale, net	3,681	4,728	-
Loans held for investment	982,207	859,373	738,589
Allowance for loan losses	(7,994)	(7,658)	(8,522)
Loans held for investment, net	974,213	851,715	730,067
Accrued interest receivable	4,126	3,933	3,885
Other real estate owned	2,258	5,521	1,231
Premises and equipment	8,575	10,067	9,819
Deferred income taxes	5,692	5,515	8,998
Bank owned life insurance	13,485	13,362	12,977
Intangible assets	2,626	2,703	2,069
Other assets	4,471	7,108	3,727
TOTAL ASSETS	$1,173,792	$1,089,336	$961,128
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest bearing	$213,636	$211,410	$112,313
Interest bearing:
Transaction accounts	329,925	266,478	287,876
Retail certificates of deposit	361,207	417,982	428,688
Total deposits	904,768	895,870	828,877
FHLB advances and other borrowings	115,500	75,500	28,500
Subordinated debentures	10,310	10,310	10,310
Accrued expenses and other liabilities	8,697	7,770	6,664
TOTAL LIABILITIES	1,039,275	989,450	874,351
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; 1,000,000 shares authorized;no shares outstanding	-	-	-
Common stock, $.01 par value; 25,000,000 shares authorized; 13,661,648 shares at December 31, 2012 and 10,337,626 shares at December 31, 2011, issued and outstanding	137	103	103
Additional paid-in capital	107,453	76,414	76,310
Retained earnings	25,822	22,011	10,046
Accumulated other comprehensive income, net of tax of $773 at December 31, 2012, and $221 at December 31, 2011	1,105	1,358	318
TOTAL STOCKHOLDERS’ EQUITY	134,517	99,886	86,777
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,173,792	$1,089,336	$961,128

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
INTEREST INCOME	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Loans	$13,477	$12,847	$12,391	$49,659	$46,369
Investment securities and other interest-earning assets	682	779	746	3,288	3,856
Total interest income	14,159	13,626	13,137	52,947	50,225
INTEREST EXPENSE
Interest-bearing deposits:
Interest on transaction accounts	243	280	370	1,075	1,548
Interest on certificates of deposit	963	1,164	1,489	4,778	6,740
Total interest-bearing deposits	1,206	1,444	1,859	5,853	8,288
FHLB advances and other borrowings	253	247	238	970	998
Subordinated debentures	79	81	80	326	310
Total interest expense	1,538	1,772	2,177	7,149	9,596
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	12,621	11,854	10,960	45,798	40,629
PROVISION FOR LOAN LOSSES	606	145	527	751	3,255
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	12,015	11,709	10,433	45,047	37,374
NONINTEREST INCOME
Loan servicing fees	326	224	359	941	1,060
Deposit fees	481	486	554	1,940	2,195
Net gain (loss) from sales of loans	659	(41)	(1,160)	628	(3,605)
Net gain from sales of investment securities	922	857	264	1,953	1,589
Other-than-temporary impairment loss on investment securities, net	(41)	(36)	(79)	(159)	(617)
Gain on FDIC transaction	-	-	-	5,340	4,189
Other income	847	420	319	1,929	1,702
Total noninterest income	3,194	1,910	257	12,572	6,513
NONINTEREST EXPENSE
Compensation and benefits	4,447	4,367	3,172	16,281	13,205
Premises and occupancy	1,148	1,063	920	4,070	3,501
Data processing and communications	600	582	384	2,366	1,419
Other real estate owned operations, net	672	244	510	1,653	1,497
FDIC insurance premiums	172	165	156	638	809
Legal and audit	623	473	160	2,134	1,438
Marketing expense	154	225	351	858	1,287
Office and postage expense	218	232	245	830	850
Other expense	943	680	718	3,024	2,898
Total noninterest expense	8,977	8,031	6,616	31,854	26,904
INCOME BEFORE INCOME TAXES	6,232	5,588	4,074	25,765	16,983
INCOME TAX	2,421	2,126	1,519	9,989	6,411
NET INCOME	$3,811	$3,462	$2,555	$15,776	$10,572

EARNINGS PER SHARE
Basic	$0.33	$0.34	$0.25	$1.49	$1.05
Diluted	$0.32	$0.32	$0.24	$1.44	$0.99

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	11,282,433	10,330,814	10,149,148	10,571,073	10,092,181
Diluted	11,801,197	10,832,934	10,520,919	10,984,034	10,630,720

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands)

	For the Three Months Ended			For the Twelve Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011

Profitability and Productivity
Net interest margin	4.88%	4.61%	4.84%	4.62%	4.55%
Noninterest expense to average total assets	3.33	3.02	2.79	3.07	2.85
Efficiency ratio (1)	58.35	60.14	50.41	59.86	56.50
Return on average assets	1.42	1.30	1.08	1.52	1.12
Return on average equity	14.07	14.19	11.98	16.34	12.91

Asset and liability activity
Loans originated and purchased	$161,110	$132,509	$50,168	$503,693	$335,635
Repayments	(49,797)	(42,597)	(30,313)	(184,580)	(100,671)
Loans sold	(13,827)	(13,806)	(15,309)	(28,217)	(42,201)
Increase in loans, net	121,451	66,381	4,115	247,827	174,529
Increase in assets	84,456	24,301	32,626	212,664	134,312
Increase (decrease) in deposits	8,898	(17,321)	31,499	75,891	169,637
Increase (decrease) in borrowings	40,000	47,000	-	87,000	(40,000)

(1) Efficiency ratio excludes other real estate operations, net; gains and losses from sales of loans and investment securities; and gain on FDIC transaction.

	Average Balance Sheet
	Three Months Ended			Three Months Ended			Three Months Ended
	December 31, 2012			September 30, 2012			December 31, 2011
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$41,867	$14	0.13%	$40,459	$17	0.17%	$60,040	$27	0.18%
Federal funds sold	27	-	0.00%	27	-	0.00%	28	-	0.00%
Investment securities	120,787	668	2.21%	150,198	762	2.03%	119,328	719	2.41%
Loans receivable, net (1)	870,782	13,477	6.19%	837,070	12,847	6.14%	726,087	12,391	6.83%
Total interest-earning assets	1,033,463	14,159	5.48%	1,027,754	13,626	5.30%	905,483	13,137	5.81%
Noninterest-earning assets	43,352			34,379			42,651
Total assets	$1,076,815			$1,062,133			$948,134
Liabilities and Equity
Deposit accounts:
Noninterest-bearing	$217,436	$-	0.00%	$164,777	$-	0.00%	$112,152	$-	0.00%
Interest-bearing:
Transaction accounts	305,364	243	0.32%	313,673	280	0.36%	289,151	370	0.51%
Retail certificates of deposit	378,068	963	1.01%	425,879	1,164	1.09%	413,864	1,488	1.43%
Wholesale certificates of deposit	-	-	0.00%	-	-	0.00%	939	1	0.42%
Total deposits	900,868	1,206	0.53%	904,329	1,444	0.64%	816,106	1,859	0.90%
FHLB advances and other borrowings	50,576	253	1.99%	42,690	247	2.30%	28,652	238	3.30%
Subordinated debentures	10,310	79	3.05%	10,310	81	3.13%	10,310	80	3.08%
Total borrowings	60,886	332	2.17%	53,000	328	2.46%	38,962	318	3.24%
Total deposits and borrowings	961,754	1,538	0.64%	957,329	1,772	0.74%	855,068	2,177	1.01%
Other liabilities	6,725			7,235			7,779
Total liabilities	968,479			964,564			862,847
Stockholders' equity	108,336			97,569			85,287
Total liabilities and equity	$1,076,815			$1,062,133			$948,134
Net interest income		$12,621			$11,854			$10,960
Net interest rate spread (2)			4.84%			4.56%			4.80%
Net interest margin (3)			4.88%			4.61%			4.84%
Ratio of interest-earning assets to deposits and borrowings			107.46%			107.36%			105.90%

(1)	Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees, unamortized discounts and premiums, and allowance for loan losses.
(2)	Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.

	Average Balance Sheet
	Twelve Months Ended			Twelve Months Ended
	December 31, 2012			December 31, 2011
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$63,485	$110	0.17%	$61,014	$121	0.20%
Federal funds sold	27	-	0.00%	6,821	5	0.07%
Investment securities	142,534	3,178	2.23%	139,770	3,730	2.67%
Loans receivable, net (1)	785,880	49,659	6.32%	685,434	46,369	6.76%
Total interest-earning assets	991,926	52,947	5.34%	893,039	50,225	5.62%
Noninterest-earning assets	44,203			49,340
Total assets	$1,036,129			$942,379
Liabilities and Equity
Deposit accounts:
Noninterest-bearing	$160,851	$-	0.00%	$107,120	$-	0.00%
Interest-bearing:
Transaction accounts	309,467	1,075	0.35%	283,786	1,548	0.55%
Retail certificates of deposit	410,895	4,776	1.16%	408,720	6,704	1.64%
Wholesale certificates of deposit	547	2	0.37%	7,525	36	0.48%
Total deposits	881,760	5,853	0.66%	807,151	8,288	1.03%
Other borrowings	37,654	970	2.58%	35,130	998	2.84%
Subordinated debentures	10,310	326	3.16%	10,310	310	3.01%
Total borrowings	47,964	1,296	2.70%	45,440	1,308	2.88%
Total deposits and borrowings	929,724	7,149	0.77%	852,591	9,596	1.13%
Other liabilities	9,848			7,902
Total liabilities	939,572			860,493
Stockholders' equity	96,557			81,886
Total liabilities and equity	$1,036,129			$942,379
Net interest income		$45,798			$40,629
Net interest rate spread (2)			4.57%			4.49%
Net interest margin (3)			4.62%			4.55%
Ratio of interest-earning assets to deposits and borrowings			106.69%			104.74%

(1)	Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees, unamortized discounts and premiums, and allowance for loan losses.
(2)	Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION

	December 31, 2012	September 30, 2012	December 31, 2011
Pacific Premier Bank Capital Ratios
Tier 1 leverage ratio	12.07%	9.48%	9.44%
Tier 1 risk-based capital ratio	12.99%	11.04%	11.68%
Total risk-based capital ratio	13.79%	11.88%	12.81%

Pacific Premier Bancorp, Inc. Capital Ratios
Tier 1 leverage ratio	12.72%	9.58%	9.50%
Tier 1 risk-based capital ratio	13.61%	11.09%	11.69%
Total risk-based capital ratio	14.41%	11.93%	12.80%
Tangible common equity ratio (1)	11.26%	8.94%	8.83%

Share Data
Book value per share (Basic)	$9.85	$9.66	$8.39
Book value per share (Diluted)	9.75	9.53	8.34
Tangible book value per share (1)	9.65	9.40	8.19
Closing stock price	10.24	9.54	6.34

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per share are non-GAAP financial measures derived from GAAP-based amounts. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per basic share, which we calculate by dividing common shareholders' equity by basic shares outstanding. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk- based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity and tangible book value per share to the GAAP measures of common stockholder’s equity and book value per share is set forth below.

GAAP Reconciliation

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands, except per share data)

	December 31, 2012	September 30, 2012	December 31, 2011

Total shareholders' equity	$134,517	$99,886	$86,777
Less: Intangible assets	2,626	2,703	2,069
Tangible common equity	$131,891	$97,183	$84,708

Book value per share (Basic)	$9.85	$9.66	$8.39
Less: Intangible book value per share	(0.19)	(0.26)	(0.20)
Tangible book value per share	$9.65	$9.40	$8.19

Total assets	$1,173,792	$1,089,336	$961,128
Less: Intangible assets	2,626	2,703	2,069
Tangible assets	$1,171,166	$1,086,633	$959,059

Tangible common equity ratio	11.26%	8.94%	8.83%

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands)

	December 31, 2012	September 30, 2012	December 31, 2011
Loan Portfolio
Real estate loans:
Multi-family	$156,424	$173,484	$193,830
Commercial non-owner occupied	253,409	262,046	164,341
One-to-four family (1)	97,463	62,771	60,027
Construction	-	308	-
Land	8,774	11,005	6,438
Business loans:
Commercial owner occupied (2)	150,934	148,139	152,299
Commercial and industrial	115,354	88,105	86,684
Warehouse facilities	195,761	112,053	67,518
SBA	6,882	4,736	4,727
Other loans	1,193	2,191	3,390
Total gross loans (3)	986,194	864,838	739,254
Less loans held for sale, net	3,681	4,728	-
Total gross loans held for investment	982,513	860,110	739,254
Less:
Deferred loan origination costs/(fees) and premiums/(discounts)	(306)	(737)	(665)
Allowance for loan losses	(7,994)	(7,658)	(8,522)
Loans held for investment, net	$974,213	$851,715	$730,067

Asset Quality
Nonaccrual loans	$2,206	$6,280	$6,093
Other real estate owned	2,258	5,521	1,231
Nonperforming assets	4,464	11,801	7,324
Allowance for loan losses	7,994	7,658	8,522
Allowance for loan losses as a percent of total nonperforming loans	362.38%	121.94%	139.87%
Nonperforming loans as a percent of gross loans	0.22	0.73	0.82
Nonperforming assets as a percent of total assets	0.38	1.08	0.76
Net loan charge-offs for the quarter ended	$270	$145	$527
Net loan charge-offs for the year ended	1,279	-	3,612
Net loan charge-offs for quarter to average total loans, net	0.12%	0.07%	0.29%
Allowance for loan losses to gross loans	0.81	0.89	1.15

Delinquent Loans:
30 - 59 days	$106	$2,565	$699
60 - 89 days	303	164	731
90+ days (4)	482	4,154	4,260
Total delinquency	$891	$6,883	$5,690
Delinquency as a % of total gross loans	0.09%	0.80%	0.77%

(1) Includes second trust deeds.
(2) Majority secured by real estate.
(3) Total gross loans for December 31, 2012 is net of the mark-to-market discounts of $3.0 million for loans acquired in connection with the Company’s acquisition of Canyon National Bank and of $5.8 million for loans acquired in connection with the Company’s acquisition of Palm Desert National Bank.

(4) All 90 day or greater delinquencies are on nonaccrual status and reported as part of nonperforming assets.